Exhibit 99.1

Contact:

Glenn Schulman, PharmD.

gschulman@curagen.com

CuraGen Corporation

1-888-GENOMICS

FOR IMMEDIATE RELEASE

CuraGen Details Clinical Development Plan for CG53135 and CR002

at Rodman & Renshaw 6th Annual Healthcare Conference

- CG53135 begins Phase II for the prevention of oral mucositis -

- CR002 enters Phase I program for the treatment of IgA nephropathy –

New Haven, Conn., – October 26, 2004 – CuraGen Corporation (NASDAQ: CRGN) today announced progress with their pipeline of protein, antibody, and small molecule therapeutics highlighted by the transitioning of CG53135 into Phase II for the prevention of oral mucositis (OM) in cancer patients undergoing bone marrow transplantation (BMT). The Company also announced that CR002, a fully-human monoclonal antibody, is being developed for the treatment of IgA nephropathy and will begin a Phase I clinical trial to evaluate the safety, tolerability, pharmacokinetics, and pharmacodynamics in healthy male volunteers.

“We are very pleased to transition CG53135 into Phase II and bring CR002 into a Phase I program. CuraGen has focused its resources on advancing CG53135 for both the prevention and treatment of oral mucositis, CR002 for IgA nephropathy, and PXD101 for solid and hematologic cancers, through clinical development,” stated Timothy M. Shannon, M.D., Executive Vice President Research and Development and Chief Medical Officer. “We are also very excited about CR011, a potential treatment for metastatic melanoma, which we anticipate will enter the clinic during the first half of 2006.”

CG53135 is a novel growth factor discovered by CuraGen that promotes both epithelial and mesenchymal cell proliferation in vitro and is active in animal models of OM. Safety, tolerability, and activity results from the Phase I program with CG53135 will be presented at the 46th Annual Meeting of the American Society of Hematology in December. The goal of this Phase II clinical trial is to establish, in a randomized controlled trial, the safety and efficacy of a single dose of CG53135, compared to a placebo, in preventing the development of clinically significant OM in cancer patients undergoing BMT. The trial will be conducted at approximately 20 sites across the U.S. enrolling a total of 200 patients. Patients will be randomized to receive a single administration of either placebo or one of the three dosages of CG53135 following bone marrow transplantation. The primary endpoint for the study is the development of clinically significant OM. The Company anticipates that patient dosing will begin this year and that the trial will be completed by the first half of 2006.

“We hope to demonstrate in this Phase II trial that a single-dose of CG53135 compared to placebo can significantly prevent the development of oral mucositis for patients at high-risk of developing this severe complication related to their bone marrow transplant,” stated William Hahne, M.D., Vice President of Clinical Development at CuraGen.

The company also detailed the clinical development plan for CR002, a fully human monoclonal antibody that targets PDGF-D, which is being developed as a potential treatment for patients with IgA nephropathy. A Phase I study to determine the safety, tolerability, pharmacokinetics, and pharmacodynamics of CR002 will begin enrolling healthy volunteers next month. PDGF-D is a mediator known to stimulate mesangial cell proliferation, which is believed to be an underlying cause in the progression of disease toward kidney failure. It is believed that patients with diabetes, lupus, and IgA nephropathies have chronic mesangial cell proliferation caused by excess PDGF-D which could be neutralized by CR002. CuraGen anticipates that this Phase I trial will be completed by the second half of 2005. It is anticipated that the safety and efficacy of CR002 for patients with IgA nephropathy will be evaluated in Phase II.

Webcast Information for Rodman & Renshaw 6th Annual Healthcare Conference

Dr. Timothy M. Shannon will be presenting at the Rodman & Renshaw Techvest 6th Annual Healthcare Conference at 12:55 p.m. Eastern time on Tuesday, October 26, at the Waldorf-Astoria Hotel in New York, NY.

The audio portion of the webcast will be available at http://www.wsw.com/webcast/rrshq4/crgn/, and the accompanying presentation slides will be available at http://www.curagen.com. An audio webcast replay and accompanying slides will be accessible following the presentation and available until November 26, 2004 at http://www.curagen.com.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company dedicated to improving the lives of patients by developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of oncology, inflammatory diseases, obesity and diabetes. CuraGen has established broad development alliances with Abgenix, TopoTarget, and Bayer, and its experienced teams are focused on advancing the Company’s pipeline of products for unmet medical needs. CuraGen’s technology and expertise has been used in partnerships with more than a dozen leading biotechnology and pharmaceutical companies including Bayer, Biogen, Genentech, GlaxoSmithKline, Hoffmann-La Roche and Pfizer. The Company is headquartered in New Haven, CT and additional information is available at http://www.curagen.com.

Safe Harbor

This press release may contain forward-looking statements, including statements about our ability to transition CG53135 into Phase II clinical trials for the prevention of oral mucositis in cancer patients undergoing BMT, our ability to initiate Phase I clinical trials next month for CR002, a fully-human monoclonal antibody being developed for the treatment of IgA nephropathy, our expectation of advancing CR011, for metastatic melanoma, into clinic trials during the first half of 2006, our expectation of conducting Phase II trials for CG53135 at approximately 20 sites across the U.S. and enrolling a total of 200 patients, our expectation to begin dosing patients this yea and completing the Phase II study by the first half of 2006, our ability to demonstrate that a single-dose of CG53135 compared to placebo can significantly prevent the development of oral mucositis for high-risk patients, our expectation to complete the Phase I clinical trials for CR002 by the second half of 2005, and our expectation to evaluate the safety and efficacy of CR002 for patients with IgA nephropathy in Phase II. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen’s stage of development as a genomics-based pharmaceutical company, uncertainties of clinical trials, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to our Quarterly Report on Form 10-Q for the period ended June 30, 2004 for a description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

- ### -